EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Press Release

Credence Contact:	Credence Investor Relations Contact:
Dennis Wolf	Heather L. Spedden
Executive Vice President and CFO	Credence Systems Corporation
Credence Systems Corporation	510. 492-3375 or 510.623-2591 fax
510.623-4747 or 510.623-2591 fax	E-mail: heather_spedden@credence.com
E-mail: dennis_wolf@credence.com

Credence Announces Board Authorization of Stock Purchase Program

     FREMONT, Calif., September 26, 2000—Credence Systems Corporation (Nasdaq: CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced that its Board of Directors authorized a stock repurchase program under which up to 3 million shares of its outstanding common stock may be acquired in the open market at the discretion of management.

     The shares will be purchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending upon market conditions. Under the program, the purchases will be funded from available working capital, and the repurchased shares will be held in treasury or used for ongoing stock issuances such as issuances under employee stock plans. There is no guarantee as to the exact number of shares which will be repurchased by Credence and Credence may discontinue purchases at any time that management determines additional purchases are not warranted.

     Dennis P. Wolf, Executive Vice President and Chief Financial Officer of Credence remarked, “The Board’s approval of this program reflects our confidence in Credence’s future. Repurchasing stock is one means of underscoring our commitment to enhancing stockholder value.”

About Credence Systems Corporation

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal and memory semiconductors.

     Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in

Fremont, Calif., the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

     Statements in this release that are forward looking and involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such factors include, but are not limited to, economic and currency instability in the Asia Pacific region, fluctuations in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development of its new products, product mix, overhead absorption, cyclicality and downturns in the semiconductor industry, continued dependence on “turns” orders to achieve revenue objectives, the Company’s ability to have an appropriate amount of production capacity in a timely manner, the timing of new technology, product introductions, the risk of early obsolescence and the Company’s ability to control expenses (including the ability to identify and successfully institute additional cost-saving measures).

     Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. The Company assumes no obligation to update the information in this press release.

Note to Editors: Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.